Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark "[***]”.

LICENCING AGREEMENT

This Licensing Agreement (the “Agreement”) is a binding agreement entered into as of April 6, 2023 (the “Effective Date”) by and between Rubic One Health (“Rubic”), a South African company with registration number: 2022/710511/07, and Dyadic International (USA), Inc., a Delaware corporation, having a place of business at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, FL 33477-5094, USA (including its affiliates, “Dyadic”). Rubic and Dyadic may be referred to herein individually as a “Party” or collectively, as the “Parties”.

RECITALS

WHEREAS, Rubic is a specialized entity, duly established, capable and prepared to conduct research and development, clinical study, regulatory approval, manufacture and commercialization of Vaccines and Therapeutic Proteins (each as defined below) directly or through a consortium of entities in the Territory; and

WHEREAS, Dyadic is an internationally recognized biotechnology company with specialized expertise in synthetic biology, fermentation and other technologies and has a proprietary C1-cell protein production platform (as defined below, the “C1 Platform”) suited for developing and manufacturing Vaccines and Therapeutic Proteins in the Territory; and

WHEREAS, Dyadic and Rubic Consortium (Pty) Ltd (“RubicC”), a South African company with registration number 2021/712749/07, previously entered into that certain Technology Transfer & Licensing Agreement dated July 21, 2021 (the “TT&L Agreement”), providing RubicC certain rights to use the C1 Platform for the research, development, regulatory approval, manufacture, launch, marketing and commercialization of COVID-19 Candidate Product(s) and/or COVID-19 Commercial Products(s).

WHEREAS, RubicC Shareholders and Board resolved that all rights and obligations under the TT & L Agreement be transferred to Rubic; and

WHEREAS, Dyadic agreed to RubicC ceding and assigning all its rights and obligations under the TT&L Agreement to the Rubic , with effect from the first day of the TT& L Agreement (the ''Effective Date").

WHEREAS, the Parties will simultaneously with the execution of this Agreement execute a Cession and Delegation Agreement of the TT & L Agreement, which forms part of schedule D to this Agreement.

WHEREAS, Rubic desires Dyadic to grant, and Dyadic is willing to grant, nonexclusive rights to allow Rubic to use the C1 Platform to research, develop, and commercialize vaccines and therapeutic proteins directed to certain pathogens other than COVID-19 and provided that Rubic timely achieves certain milestones, Dyadic is willing to grant to Rubic an exclusive license, even as to Dyadic, to manufacture Bulk Materials in SADC, all subject to the terms and conditions set forth herein.

NOW THEREFORE, the Parties, for good and valuable consideration, the receipt and value of which is acknowledged and warranted to, agree as follows:

Definitions:

“Affiliate” means with respect to either Party, any person or entity controlling, controlled by or under common control with such Party, for so long as such control exists. For this purpose, “control” means (i) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable Law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Law” means, with respect to the activities of a Party, (a) all relevant federal, state and local laws, statutes, rules, regulations, and ordinances in the United States, the Territory, and any other applicable jurisdiction, as well as industry standards and guidelines, in each case, applicable to the activities of such Party hereunder.

“Approval” means all regulatory approvals, licenses, rights and permits necessary to import, export, sell, commercialize, promote and distribute a Candidate Product or a Commercial Product, as applicable, in the Territory, including, as applicable, pricing and reimbursement approvals or authorizations.

“Bulk Materials” means protein(s) incorporated in a Candidate Product(s) or Commercial Product(s) that is/are produced in the C1 Platform using cGMP Production at a cGMP Source, including, without limitation, the South African cGMP Site (as defined below).

“Candidate Product(s)” means each and every Vaccine or Therapeutic Protein derived from or manufactured using the C1 Platform hereunder.

“cGMP Production” means, as applicable, the expression, purification, fill and finish, packaging and labeling of Candidate Product or Commercial Product, as applicable, in accordance with the GMP regulations of, as applicable, the European Medicines Agency (EMA) and its counterparts at the European Commission and Heads of Medicines Agencies of the rest of the EU and the UK, the U.S. Food and Drug Administration (“US FDA”) and/or the South African Health Products Regulatory Authority (“SAHPRA”) and/or any applicable regulatory authority in the Territory.

“cGMP Source” means a facility or site suitable for cGMP Production, approved and inspected by the responsible regulatory authority that meets all corresponding GMP regulations.

“Clinical Trial Material” means Candidate Product processed, analyzed, filled and finished and released under cGMP Production at a cGMP Source, suitable for use in a human clinical trial of an applicable Product in final form, including any adjuvant and other formulation materials, if applicable.

“Commercial Product(s)” means, with respect to a jurisdiction in the Territory, each and every Vaccine or Therapeutic Protein derived from or manufactured using the C1 Platform which has been granted Approval in one or more such jurisdiction of the Territory hereunder.

“Diligent Efforts” means, with respect to a Party’s obligations under this Agreement, carrying out such obligations using sustained efforts consistent with those efforts and resources such Party would expend for its own high priority projects, and, with respect to Rubic, to realize the full economic potential of a Candidate Product or Commercial Product, as applicable, including to actively pursues development and regulatory approvals for and to market and sell the Product for use in the Field throughout the Territory, in a prompt and expeditious manner.

“Licensed Product” means a Commercial Product which, (i) but for the license granted herein, would infringe or misappropriate one or more of the intellectual property or other proprietary rights related to the C1 Platform and controlled by Dyadic, or (ii) is made, used, commercialized or otherwise exploited by or on behalf or under the authority of Rubic utilizing the C1 Platform.

“NDA” means that certain Confidentiality Agreement between Dyadic and Rubic One Health, dated December 20, 2022, attached hereto as Schedule B.

“Net Sales” [***]:

(a)         trade, cash and quantity discounts;

(b)        charge-back payments and rebates granted to Third Parties, including managed health care organizations or to federal, state and local governments, their respective agencies, purchasers or reimbursers, and adjustments arising from consumer discount programs or other similar programs;

(c)         coupons, credit or refunds for retroactive price reductions, or credits or allowances granted upon rejections or returns of Licensed Products, including for recalls or damaged goods;

(d)         freight, postage, shipping, customs charges, insurance charges, handling, and other transportation costs allowed or paid for delivery of Licensed Products, to the extent included in the gross sales price;

(e)         sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such sales, including value-added taxes, in each case to the extent separately invoiced or otherwise added to the sale price and not reimbursed; and

(f)        amounts previously included in Net Sales that are written-off as uncollectible; provided, however, that such amounts shall not exceed [***] of Net Sales in any given Calendar Quarter; and provided further that, if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with industry practice and in accordance with applicable accounting requirements on a basis consistent with international financial reporting standards and consistently applied across all products of such Party and its Affiliates. Even if there is overlap between any of deductions in subsections (a)-(e) above, each individual item shall only be deducted once in the overall Net Sales calculation. If such Party or its Affiliate sells a Licensed Product to a third party to which it also sells or otherwise provides other products or services, such Party and its Affiliates shall not shift, allocate, price, discount, weight or bundle payments received in any transaction or any combination of transactions, so as to reduce or disadvantage the Net Sales of any Licensed Product in favor of any other product, services or consideration provided by such Party or its Affiliate. In the case of any other sale or other disposal for value, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arms-length transaction exclusively for money, Net Sales shall be calculated as above on the greater of the fair market value of the consideration given or the fair market value of the Licensed Product.

“Pharmaceutical Use” means the treatment or prophylaxis of a human or animal condition pursuant to a regulatory approval specific to such condition.

“SADC” means the Southern African Development Community, a regional economic community, which, as of the Effective Date, [***]. If the SADC adds member states during the Term of this Agreement, such additional member states shall be included in the meaning of SADC as that term is used herein upon Rubic’s written request to Dyadic to make such addition, provided that at the time of such request Dyadic has no contrary obligations to any third party. If any member states of the SADC as of the Effective Date leave the SADC during the Term of this Agreement, such former member states shall nonetheless be included in the meaning of SADC as that term is used herein.

“Therapeutic Protein” means a protein developed or manufactured using the C1 Platform which has potential therapeutic or prophylactic utility for human or animal Pharmaceutical Use, including, without limitation, antibodies. For the avoidance of doubt, “Therapeutic Protein” shall not be developed, manufactured or otherwise exploited for any use other than treatment of disease, such other uses including for human or animal food, health, and nutritional products. For the avoidance of doubt, an antibody developed as prophylaxis or immunologic treatment or prevention of an infectious disease or other disease in a human or other animal would be considered a “Therapeutic Protein” under this Agreement.

“Vaccine” means a biologic preparation whose bulk material is produced in the C1 Platform intended for use in the prophylaxis or immunologic treatment or prevention of an infectious disease in a human or other animal consisting essentially of a specially prepared antigen, including any adjuvant and other formulation materials, if applicable, which upon administration to a person will result in the activation of an immune response targeted to the pathogenic source of the infectious disease. For the avoidance of doubt, Vaccine excludes any preparation that contains an antibody.

Territory:

Unless modified as described herein, the “Territory” means each of the countries or political subdivisions within the African continent excluding [***]. Excluded countries can be added to the Territory provided that i) both Parties agree in writing to the inclusion of one or more of the countries; ii) Rubic has achieved certain agreed upon performance targets for a minimum of 12 months prior to addition; and iii) there are no Dyadic agreements that prohibit non exclusivity from being granted.

Additional Parties:

Rubic will be the primary party undertaking the activities provided for in this Agreement. Rubic may satisfy its obligations hereunder by causing its Affiliates to perform such obligations, provided, however, that:

(i)            Any entity that is an Affiliate of Rubic may not have access to any information or material in any way related to this Agreement or provide services or benefit therefrom without first obtaining the written consent of Dyadic, such consent not to be unreasonably withheld, taking into account the sensitivity of the Dyadic information and materials and legal or regulatory constraints on conducting business with certain third parties or in certain jurisdictions; and

(ii)            Rubic may request Dyadic to provide rights, sublicenses, or other entitlements to third parties under conditions substantially equivalent to those set forth herein in order for Rubic to discharge its obligations hereunder, and Dyadic may grant or refuse such rights, sublicenses or other entitlements in its sole discretion.

For each such request, Rubic shall identify such entity or third party and any Affiliates and shall provide detailed information reasonably necessary for Dyadic to assess the requirement that rights, sublicenses or other entitlements be granted to such Affiliate or third party.

Each such entity identified above shall take no action relating to the subject matter of this Agreement unless and until Dyadic provides in writing its consent and such entity executes a written agreement with Rubic, naming Dyadic as a third-party beneficiary with a right of enforcement, and obligating such entity to comply with this Agreement. Rubic shall be responsible for ensuring that such entity or person has the legal and technical capability of complying with such obligations. Upon such consent and execution of such written agreement, each such entity shall be deemed to be an “Additional Party”. Dyadic shall have direct rights of enforcement against such Additional Parties, provided, however, that Rubic shall remain jointly and severally liable for any breaches or failures of performance by such Additional Parties.

Field:

The “Field” means the development, commercialization and manufacturing of Vaccines and Therapeutic Proteins for human and veterinary Pharmaceutical Use, excluding human Vaccines for only COVID-19 (as Rubic has rights to COVID-19 vaccines under the TT&L agreement) and animal Vaccines for [***] on the C1 Platform. For the avoidance of doubt, the Field includes multivalent Vaccines for COVID-19 and one or more diseases other than COVID-19.

C1 Platform

“C1 Platform” means the C1 Cells, the Transformed C1 Cell Line and any elements of the expression system and associated genetic elements, protocols and tools and media used by Dyadic or its collaborators to engineer, express and manufacture proteins and polypeptides, including as described in Schedule A.

[***]

“Transformed C1 Cell Line” is a C1 Cell transformed with a sequence encoding one or more Candidate Product(s).

“Progeny” means an unmodified descendant from the C1 Cell(s), such as cell from cell, or organism from organism.

Materials and Transfer:

In accordance with the TT&L Agreement, Rubic acknowledges that Dyadic has completed a transfer to RubicC of the C1 Platform technology, including, without limitation, C1 Cells and Transformed C1 Cell Lines, genetic elements and other tools, documents, and protocols suitable for Rubic to conduct activities under this Agreement and fulfilling Dyadic’s obligations with respect thereto under this Agreement and the TT&L Agreement (such transfer, the “Technology Transfer”).

Any right and license to the materials and information provided to RubicC or Rubic by Dyadic shall be expressly limited to use under the terms of the TT&L Agreement and this Agreement, as applicable.

Rubic shall be entitled, at its expense, to reasonable assistance from Dyadic or its designee with regard to such Technology Transfer. At Rubic’s request, Dyadic will provide an estimate of time, travel and other expenses (collectively, “Costs”) necessary to provide the scope of assistance requested by Rubic. Dyadic will invoice Rubic for actual Costs incurred in providing such assistance, which might be greater than the estimated Costs, and Rubic will pay such invoices within thirty (30) days of Rubic’s receipt of such invoices.

For the avoidance of doubt, all materials or information in any form whatsoever which comprise or are derived from the Technology Transfer or that embody or are created using such materials or information shall be the confidential information and/or proprietary trade secret material and intellectual property of Dyadic. The information and materials provided by Dyadic were or are provided “as-is,” and Dyadic makes no representation and/or warranty regarding the information or materials, including, without limitation, of the fitness of the materials and information for a particular purpose or the non-infringement of third-party intellectual property rights.

Rubic will protect and control dissemination of any materials and information transferred, used, or generated under this Agreement. This shall include maintaining physical control over materials and information including password protection, controlled access, and limitations on dissemination solely to those individuals with a need-to-know who have executed binding legal obligations to comply with the provisions of this Agreement (including the NDA), and the TT&L Agreement as applicable to such individual’s access to such materials and information.

Rubic will not reverse engineer any materials or information transferred pursuant to this Agreement or the TT&L Agreement and shall not use any C1 Cell(s) other than ones provided pursuant to this Agreement or the TT&L Agreement, or a subsequent written Agreement between the Parties for a period of twenty years from the Effective Date. Rubic agrees that it will not use or combine any of the materials or information provided to it with the proprietary or patentable technology or information of Rubic, other than sequences encoding a prospective antigen or Therapeutic Protein, without the prior written consent of Dyadic, which may be withheld in its discretion.

Diligence:

Rubic agrees to use best efforts to obtain sufficient funding and firm funding commitments to initiate and complete its obligations hereunder. Dyadic shall provide reasonable technical and other assistance to Rubic in helping Rubic obtain such funding or funding commitments, but it is acknowledged that Dyadic shall not be responsible for or have any obligation to fund or commit to fund any of the activities hereunder. Rubic acknowledges that Dyadic is not obligated to sign any documents or act as a guarantor of any kind in connection with any such funding.

Promptly after the execution of this Agreement, Rubic shall commence and complete formulation and pre-clinical development and testing of one or more Candidate Products targeted to the needs of stakeholders in the Territory, including cost. Such activities will be pursuant to a written workplan with timelines submitted by Rubic and endorsed by Dyadic. Rubic shall keep Dyadic informed of progress against the workplan, including providing to Dyadic data and information obtained or generated in the course of executing the workplan.

Rubic shall use Diligent Efforts to initiate and complete development (including applicable clinical trials) sufficient to support Approval, and seek such Approval for, one or more Candidate Products for human and animal Pharmaceutical Use. Such development shall be completed as soon as reasonably possible. Rubic shall design such development such that a successful outcome has a high probability of permitting an authorization to sell or otherwise distribute the applicable Candidate Product as a Commercial Product in the Territory.

If Rubic has not undertaken Diligent Efforts to research, clinically develop, seek Approval or launch or commercialize, as applicable, a Candidate Product or Commercial Product in any country or political subdivision of the Territory, Dyadic may provide written notice to Rubic, and six (6) months from the date of such of written notice by Dyadic, the rights to develop and commercialize products in such country or political subdivision shall revert to Dyadic under the same terms and conditions as if the entire Agreement had been terminated for cause unless Rubic provides written assurance that it will undertake such activities within three (3) months of the receipt of such notice. Rubic may only provide such assurance once with respect to each country or political subdivision of the Territory.

Initial Planning:

Rubic shall create, and share with Dyadic, a master plan (the “Master Plan”) which sets forth and specifies the anticipated scope and funding up to and through the clinical trials and regulatory submissions of each Candidate Product and shall provide detail as to, inter alia, funding models as it relates to the rights to all parties participating in the Agreement in terms of Approvals of Candidate Products and Commercial Products. The Master Plan shall be updated annually and reviewed at quarterly Joint Operating Committee Meetings as described in Governance.

Rubic shall not undertake, nor permit any third party to undertake, any activities directed to a Candidate Product unless and until it provides written notice of the Candidate Product to Dyadic and Dyadic provides prior written consent. Such written document shall provide a detailed plan for the research phase of the work, the anticipated clinical need to be met by such Candidate Product and the identity of the entities or persons who will perform the research.

Rubic shall not undertake, nor permit any third party to undertake, any activities directed to a Commercial Product, including, without limitation, manufacturing or marketing a Commercial Product, unless and until the Parties have agreed to economic terms for a commercial license for such Commercial Product.

Rubic acknowledges that Dyadic is working and will continue to work, on its own and with other potential collaborators and licensees, on the development of vaccines and therapeutic proteins using the C1 Platform, and, as such, Dyadic cannot represent or warrant that any particular biologic target or pathogen is available for development or commercialization under this Agreement unless and until that particular biologic target or pathogen is included in a workplan mutually agreed upon in writing by the Parties. For the avoidance of doubt, Dyadic shall have no obligation to reserve any such biologic target or pathogen for Rubic.

Clinical Plan:

Rubic shall provide Dyadic with regular, written reports of the activities undertaken with regard to the development of one or more Candidate Products pursuant to this Agreement. Dyadic shall have full access to and use of all data, information and/or other materials generated pursuant to this Agreement or relating to the activities undertaken hereunder or the compositions of matter subject hereto, including, without limitation, all research, pre-clinical and/or clinical data. All such data, information and/or other materials shall be available for inspection and copying to the fullest extent legally permissible, via electronic means or, if not suitable for electronic viewing, copying or transmission, other means at Dyadic’s request. Dyadic shall have a royalty-free, sublicensable right and title to use all such information for any legally permissible purpose. Rubic will cooperate with Dyadic to put in place any data transfer agreements, permits, permissions, or other arrangements necessary or convenient to provide such reports, data, information, and other materials to Dyadic in compliance with Applicable Law.

Rubic will use its best efforts to obtain, to the extent possible, input or guidance from the applicable scientific, Chemistry Manufacturing and Controls (CMC) and regulatory authorities or experts relating to the optimal path for the clinical development of Candidate Products throughout the Territory, including, without limitation, any requirements relating to the design of clinical trials.

Rubic will be responsible for funding and conducting all the necessary research, pre-clinical and related activities for each clinical trial undertaken under this Agreement, with the input of Dyadic through the Trial Coordinating Team.

Regulatory Rights

When requested, Rubic will inform and copy Dyadic and its designated consultants, if any, on all communications between Rubic and any regulatory authority relating to this Agreement, including any Candidate Product, Commercial Product or the C1 Platform.

Rubic shall grant Dyadic global, unrestricted rights of reference and/or rights of access to any regulatory filings submitted pursuant to this Agreement, including, without limitation, any such submissions relating to any Candidate Product or Commercial Product.

Rubic, subject to the termination provision below, shall use Diligent Efforts to file (with respect to Candidate Products) and maintain (with respect to Commercial Products) regulatory approvals in each country of the Territory in the Field. Dyadic, through the JOC, shall have consultation and veto rights with respect to any decision that Dyadic can show, using objective facts, has a reasonable likelihood of having an adverse impact on, inter alia, the C1 Platform, related research, sublicenses, commercial agreements or any other activity being undertaken by Dyadic outside of the Territory.

Facilities Support	[***]

Insurance

Prior to Rubic initiating any clinical trial hereunder, Rubic shall have and maintain such type and amounts of liability insurance covering the development activities contemplated hereunder and that are normal and customary in the biopharmaceutical industry generally for similar activities and shall name Dyadic as an additional insured thereunder. Rubic shall furnish to Dyadic certificates evidencing the insurance coverage, including amendments and revisions thereto, within five (5) business days of Dyadic’s written request. At a minimum, Rubic shall procure and maintain, in full force and effect at all times clinical trial insurance coverage written by a responsible insurance carrier, Best Rated A, with limits of [***] in the aggregate.

Effective as of the first regulatory approval of a Commercial Product, Rubic shall have procured and shall maintain in full force and effect the following minimum, required insurance: products liability insurance coverage per occurrence; workers compensation insurance in accordance with all applicable statutory requirements, and employers liability coverage per accident/disease/injury/general liability insurance, including contractual liability coverage, per occurrence and in annual aggregate. Upon request, Rubic shall provide Dyadic with evidence of insurance coverage in the form of a Certificate of Insurance. The limits required may be satisfied through a combination of both primary and excess casualty programs. Such evidence of insurance shall be provided, upon written request, in the form of a Certificate of Insurance which shall name Dyadic as a “certificate holder” and shall identify Dyadic as an additional insured.

Approval/Launch

Upon achievement of an emergency authorization and/or approval of each Candidate Product, Rubic will use best efforts to, as soon as possible, obtain reimbursement and/or pricing approval, government funding, launch, commercialize, promote, and otherwise market each such Candidate Product as a Commercial Product throughout the Territory.

Grant of Rights

Dyadic grants to Rubic a non-exclusive license to make, have made, use offer for sale and sell Vaccines and Therapeutic Proteins developed or made using the C1 Platform, in the Field and in the Territory, during the Term. Such license is personal to Rubic, may not be sublicensed without Dyadic’s prior written consent, and is conditioned upon Rubic’s compliance with the other terms and agreements of this Agreement.

Provided that Rubic timely achieves certain milestones (as set forth below, “Exclusivity Milestones”), Dyadic grants to Rubic an exclusive license, even as to Dyadic, to manufacture Bulk Materials in [***]. The license will become exclusive in [***] on the Effective Date and will remain exclusive for the remainder of the term of this Agreement unless and until Rubic fails to timely achieve an Exclusivity Milestone, at which time the license will automatically and irreversibly revert to a non-exclusive license in the [***]. For the avoidance of doubt, the reversion from an exclusive license in [***] to a non-exclusive license in [***] shall be in addition to any other rights or remedies Dyadic might be entitled to.

Such license shall include all patents, know-how, data and related intellectual property controlled by Dyadic or arising out of or relating to the activities undertaken under this Agreement. Such license shall last solely for so long as Rubic otherwise abides by its obligations hereunder.

Exclusivity Milestones [***]

Dyadic shall, outside of the Territory, have the exclusive, even as to Rubic, license to make, have made, use, sell, offer to sell, market and commercialize the C1 Platform and any products made or developed using the C1 Platform, including any Commercial Product arising out of this Agreement. Such license shall include all patents, know-how, data and related intellectual property controlled by Rubic or arising out of or relating to the activities undertaken under this Agreement. If Dyadic shall make, have made, use, sell, offer to sell, market and commercialize the C1 Platform and any products made or developed using the C1 Platform, including any Commercial Product arising out of this Agreement outside the Territory, Dyadic will pay to Rubic [***] of the net revenues from the aforementioned commercialization activities. For the purpose of this provision, “net revenues” shall mean [***].

To the extent any grant of license or right hereunder or with respect to this Agreement is a sublicense or grant with respect to intellectual property controlled by a third party, Dyadic shall, to the extent possible, pass such rights to Rubic and Rubic shall reimburse Dyadic for any costs, fees, expenses, royalties, or related charges allocable to the Territory in connection with such third-party intellectual property. Any such sublicense or grant shall be subject to any applicable terms of Dyadic’s license or sublicense from the third party. Rubic shall have sole responsibility for satisfying the terms and conditions of any such sublicense, and Rubic shall indemnify and hold harmless Dyadic for Rubic’s use or failure to use any such sublicense.

Costs:

Each of Dyadic and Rubic will bear its own costs for the performance of its obligations under this Agreement.

Each Party will bear all of its own fees and expense, including any legal and accounting fees, incurred at any time in connection with negotiating, drafting and execution of this Agreement and the consummation of the transactions contemplated hereby.

Economics

Rubic will pay to Dyadic a licensing fee (each, a “Fee”) for Commercial Products sold by Rubic or its Affiliates in the Territory.

For each Vaccine for human use, Rubic will pay to Dyadic a Fee equal to (i) [***] of the highest list selling price or transfer price of the applicable Commercial Product, or (ii) a per vaccine fee of [***], whichever is higher, for each Commercial Product sold within the Territory by Rubic or its Affiliates.

For each Therapeutic Protein for human use, Rubic will pay to Dyadic a Fee equal to [***] of Rubic or its Affiliates for such Commercial Product within the Territory.

For each Vaccine for veterinary use, Rubic will pay to Dyadic a Fee equal to (i) [***] of the highest list selling price or transfer price of the applicable Commercial Product, or (ii) a per vaccine fee of [***], whichever is higher, for each Commercial Product sold within the Territory by Rubic or its Affiliates.

For each Therapeutic Protein for veterinary use, Rubic will pay to Dyadic a Fee equal to [***]of Annual Net Sales of Rubic or its Affiliates for such Commercial Product within the Territory.

Within [***] days of the end of each calendar quarter following the first sale of a Licensed Product under this Agreement, Rubic shall pay to Dyadic the Fees due for such calendar quarter under this Agreement. Rubic shall submit with payment a report showing the calculation of the Fees due on a Licensed Product-by-Licensed Product and country-by-country basis. Payments shall be made in US dollars (USD) from immediately available funds. Any required currency conversion shall be made in a manner consistent with Rubic’s routine accounting practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates and the rate and Rubic’s source for the rate are included in the report of calculations of the Fees. Any late Fee payment shall bear interest at the lesser of (a) [***], or (b) the maximum rate permitted by Applicable Law.

Each Party shall be responsible for its own tax liabilities arising under this Agreement. Should Rubic determine that it is obligated to withhold from any payment due hereunder any taxes, including, without limitation, sale or use, transfer, documentary, stamp, registration, goods and services, value added, consumption or other similar fees or taxes (“Taxes”), Rubic shall immediately notice Dyadic, shall make any required withholding, and shall promptly provide to Dyadic proof of payment of the withheld Taxes, including officials receipts as soon as such receipts become available.

Any other vaccines that may be developed in collaboration will be subject to separate commercial arrangements that the Parties agree will be negotiated using good faith and standard pharmaceutical industry terms and conditions.

Equity Consideration

Apart from and in addition to the Fees, upon execution of this Agreement, Rubic will grant Dyadic a [***] equity position of Rubic. This position will be deferred until year 5 of the agreement, whereas during the deferment period Dyadic holds the position with the unencumbered right to exercise the option and receive the shares (which will be escrowed). In year 5, the equity position automatically converts to ownership at [***]of ROH upon the anniversary of the date of execution of this Agreement.

Equity Position Considerations to be included in the Agreement

i)          Post financial close (once Rubic is bankable and investors and debt instruments are completed), Dyadic has the option to exercise or sell its equity if there is a change of control within the first 5 years, i.e., Rubic has less than 51% within the first 5 years.

ii)         The shareholders agreement should incorporate “pre-emptive rights” (e.g. If a Shareholder ("offeror") wishes to sell all or any of its shares at any time, it shall first offer ("offer") the shares which it wishes to sell ("offer shares") and the pro rata portion of its loan account to the other Shareholders ("offeree/s") pro-rata to their respective shareholdings in the Company inter se.) and “tag along” clauses (e.g. No Shareholder will enter into any transaction for the sale or disposal of the shares held by it in the Company unless it will have given notice to the remaining Shareholders who have elected not to avail themselves of the pre-emptive rights of its intention to do so, stating the full terms and conditions upon which it intends to do so.)

iii)         There will be proportional dilution by all existing shareholders when new investors come in at financial close and subsequent liquidity/equity events as approved by the shareholders.

After the deferment period and upon such time that Dyadic would like to sell its equity rights of Rubic has the first right of negotiation to purchase Dyadic’s equity shares at fair market value.

Rubic agrees to timely provide to Company (at Company’s reasonable request) quarterly financial statements and other information.

Manufacturing:

Rubic shall be responsible for the manufacture, fill and finish, packaging and labeling (“Manufacture”) of Candidate Product and Commercial Product for the Territory. Bulk Materials shall be made either in the South African cGMP Site or through sites under the control or supervision of Dyadic or Rubic, provided, however, that the parties may negotiate additional terms including, Dyadic’s right of supply, second sourcing, quality control and audits by Dyadic, as part of the Facilities Agreement or as a separate agreement.

Non-Compete

During the Term, Dyadic shall not allow or enable any third party to manufacture Bulk Materials in [***], provided Exclusivity Milestones are met.

During the Term, Rubic may not, and may not allow or enable any third party to, make, use, sell, or offer for sale the C1 Platform or any component thereof. During the Term, Rubic may not, and may not allow or enable any third party to, make, use, sell or offer for sale Candidate Products or Commercial Products outside the Territory.

Confidentiality

The terms of the NDA shall apply as if set forth in full herein and shall survive for five (5) years following the expiration or earlier termination of this Agreement with respect to Confidential Information (as that term is defined in the NDA) disclosed in connection with this Agreement. Notwithstanding any contrary provision of the NDA, and for the avoidance of doubt, all materials and information embodying, constituting, comprising and/or relating to the C1 Platform provided to Rubic shall be deemed to be Dyadic’s confidential information and/or “trade secret”, as that term is defined in the U.S. Defend Trade Secrets Act or other Applicable Law.

Binding Terms	The provisions of this Agreement are binding upon the Parties.

Disclosure

Following the execution of this Agreement, each Party may issue a press release in substantially the form presented to and approved by the other Party concurrently with the execution of this Agreement. Notwithstanding anything herein to the contrary, either Party shall be permitted to disclose the existence or terms of this Agreement if required to (i) comply with the requirements of any Applicable Law or the applicable rules of a stock exchange (in which case such Party shall notify the other Party promptly and shall use commercially reasonable efforts to provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be); (ii) enforce any right or remedy relating to this Agreement or (iii) engage any potential partner, financing source, advisor or similar entity provided that such third party execute a confidentiality agreement at least as restrictive as the confidentiality provided for herein.

Governance:

Immediately upon execution of this Agreement Dyadic and Rubic will each appoint two (2) representatives to a Joint Operating Committee (“JOC”).

Rubic will have day to day operational responsibilities for all activities to be undertaken pursuant to this Agreement. The JOC will be responsible for review of development and coordination of marketing and commercialization within the Field. The JOC shall serve to facilitate the exchange of information between the Parties and shall have no decision-making authority. In particular, and without limitation, the JOC shall not have the authority to interpret or modify any provision of this Agreement or the rights or obligations of the Parties hereunder.

IP Matters	[***]

Schedule C presents a redacted copy of that certain Pharma License Agreement between Danisco US Inc. and Dyadic International Inc., dated December 31, 2015 (the “Danisco License”). Rubic acknowledges and agrees that rights sublicensed to Rubic by Dyadic pursuant to the Danisco License are, notwithstanding any provision to the contrary herein, subject to the terms and conditions of the Danisco License, as the Danisco License might be amended from time to time, including the dispute resolution provisions set forth in Section 10.7 of the Danisco License. With respect to the rights sublicensed by Dyadic to Rubic pursuant to the Danisco License, Danisco US Inc. is an intended third-party beneficiary of this Agreement and Danisco US Inc. shall be entitled to enforce the terms of the Danisco License directly against Rubic.

This Agreement and in particular Intellectual Property rights are subject to compliance with relevant legislation including but not limited to the applicable provisions of the Intellectual Property Rights from Publicly Financed Research and Development Act 51 of 2008 and the regulations thereto, provided, however, that Rubic shall take all actions and exercise all options to honor this Agreement to the fullest extent permitted by Applicable Law.

Audit rights:

Dyadic or its designee will have the right to audit Rubic or any Additional Parties’ books and records upon [***] days prior written notice. Rubic will maintain adequate books and records sufficient for Dyadic to determine compliance with the terms and conditions of this Agreement for at least [***] after a Fee payment. Dyadic shall bear its costs for any such audit unless the audit reveals an underpayment of [***] or more over the audited time period, in which case Rubic will reimburse Dyadic for reasonable and customary audit expenses, including professional fees and travel expenses, if applicable.

Trademark:

Rubic will have the right to choose the trademark(s) and trade dress for each Commercial Product in the Territory, including those marks that are specific to each product. Subject only to an obligation to address any safety, regulatory or reputational concerns reasonably raised by Dyadic, Rubic will also have the right to direct the content and presentation of marketing, promotional and collateral materials for the Commercial Product in the Field and in the Territory. To the extent allowed by Applicable Law, Commercial Product packaging will include one or more marks designated by Dyadic to indicate that the C1 Platform was used for the production of such Commercial product, each such mark to be used in accordance with Dyadic’s trademark usage guidelines.

Term:

This Agreement will become effective on the Effective Date and will continue in effect on a country-by-country basis, unless earlier terminated, until the later of (a) [***] after first commercial sale of a Commercial Product in the country, and (b) the expiration of the last patent controlled by Dyadic covering the Commercial Product in the country.

This Agreement may be terminated by Dyadic (a) upon [***] written notice to Rubic of any breach of any obligation related to any payments contemplated hereunder by Rubic or any third party subject to the terms of this Agreement, or upon [***] written notice to Rubic of any breach of any other obligation hereunder by Rubic or any third party subject to the terms of this Agreement, (b) with immediate effect upon written notice to Rubic if Rubic becomes bankrupt or insolvent, or is served with an involuntary petition in any insolvency proceeding which has not been stayed or dismissed within [***] days of its filing, or makes an assignment of substantially all of its assets for the benefit of creditors, or (c) if Rubic has not made Diligent Efforts to perform its obligations as described herein.

Performance/Exit Provisions:	[***]

Dispute Resolution:

In the event of any controversy or claim arising out of or relating to this Agreement, or the existence, validity, or breach thereof, the parties hereto agree first to try and settle the dispute by escalation to an executive within each Party with the authority to resolve such controversy or claim. Either Party may initiate escalation to executives by providing written notice to the other Party. If settlement is not reached within [***] after receipt of a written notice of escalation, any unresolved controversy or claim arising out of or relating to this contract shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution. The arbitration shall be held in New York City, New York, USA, and shall be conducted in English by a sole arbitrator. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

Representations and Warranties

Each Party hereby represents and warrants to the other Party, as of the Effective Date:

●    Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions thereof;

●    This Agreement has been duly executed and delivered on behalf of such Party, and constitutes and will constitute a legal, valid, binding obligation enforceable against it in accordance with its terms;

●    The execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

●    Neither Party is disbarred nor employs or contracts with nor will employ or contract with an individual or entity debarred by any regulatory entity and it knows, after due inquiry, of no investigation, potential investigation, proceeding or action, which would limit or impair the performance of any obligation under this Agreement.

Indemnity

Rubic shall indemnify, hold harmless and defend Dyadic, its Affiliates, and their respective directors, managers, officers, employees, contractors, agents and assigns (individually and collectively, the “Dyadic Indemnitees”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claim, demand, action or other proceeding by any third party (each, a “Claim”) to the extent arising out of or relating to any and all activities under or pertaining to this Agreement and the Cession and Assignment Agreement of the TT & L Agreement.

Dyadic shall indemnify, hold harmless and defend Rubic, its Affiliates, and their respective directors, managers, officers, employees, contractors, agents and assigns (individually and collectively, the “Rubic Indemnitees”) from and against all Losses incurred in connection with a Claim not brought by Rubic’s Affiliates or Additional Parties to the extent arising out of or relating to any breach by Dyadic of this Agreement or any representation or warranty made by Dyadic herein, except to the extent that such Losses arise out of a Rubic Indemnitee’s negligence or intentional misconduct, breach of this Agreement, or failure to abide by any Applicable Law.

Jurisdiction

Disputes arising out of this Agreement will be resolved as described in the Dispute Resolution section, above.

To the degree a matter arising from this Agreement, other than a matter related solely to Out of Scope Inventions, may be properly submitted to a court under the International Arbitration Rules, such matter shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. Each Party waives, and shall not assert in any dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. If Rubic asserts any of these positions in litigation related to or arising from this Agreement, including a submission for judgment on an arbitration award, Rubic will pay Dyadic’s legal expenses associated with such assertion, without regard to whether or not such assertion is successful.

Matters related solely to Out of Scope Inventions will be submitted to the courts of South Africa.

Compliance With Law/FCPA

Rubic shall undertake all activities under this Agreement in strict compliance with Applicable Law. Rubic shall obtain all necessary government permits, licenses and other required authorizations in connection with activities contemplated hereunder (each, a “Permit”). At Dyadic’s request, Rubic shall furnish Dyadic with proof of Rubic’s on-going compliance with Applicable Law and the terms and conditions of any Permit.

Without limiting the foregoing:

Rubic will, and will ensure that any third parties it contracts with will, comply with the United States Foreign Corrupt Practices Act, the associated rules and regulations relating thereto (as may be amended from time to time, the “FCPA”), and any analogous laws or regulations existing in any other country or region in the Territory (collectively, the “Anti-Corruption Laws”), in connection with its activities under this Agreement. Rubic will not make any payment, either directly or indirectly, of money or other assets, including but not limited to compensation derived from this Agreement, to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, that would violate any law, rule or regulation.

Rubic has conducted its business in compliance with the Anti-Corruption Laws and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws. Rubic is not aware, after reasonable investigation, that it nor any director, officer, agent, employee or other person associated with or acting on behalf of any of them has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to any political party or candidate for political office; (c) violated or is in violation of any provision of the Anti-Corruption Laws; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Governing Law

This Agreement, with the exception of matters solely related to Out of Scope Products, shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Specific Performance

The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement.

Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or other electronic delivery shall be as effective as delivery of a manually executed counterpart of the Agreement.

Entire Agreement

This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. For the avoidance of doubt, as of the Effective Date the TT&L Agreement remains in full force and effect with respect to the subject matter thereof. Multivalent Vaccines for COVID-19 and one or more diseases other than COVID-19 shall be governed by this Agreement.

Assignment

Rubic may not assign or transfer, without the consent of Dyadic, this Agreement or any right or obligation hereunder, except that either Party may assign this Agreement without consent to (a) an Affiliate, or (b) a third party successor or purchaser of substantially all of such Party’s assets related to this Agreement, whether pursuant to a sale of assets, merger, or other transaction or series of transactions, in which case (a) or (b), the assigning Party will promptly provide written notice to the other Party.

Changes	This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

IN WITNESS HEREOF, the Parties have duly executed this agreement as of the Effective Date above written.

RUBIC ONE HEALTH		DYADIC INTERNATIONAL (USA), INC.

By:	/s/ Julian Naidoo	By:	/s/ Mark Emalfarb

Name: Julian Naidoo		Name: Mark Emalfarb

Title: CEO		Title: CEO

Date: 4/6/2023		Date: 4/6/2023